Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
June 30, 2009	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

ACCEPTS RESIGNATION OF DIRECTOR

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX:NNUT) announced today that the Partnership has accepted the resignation of director Dr. David McClain effective June 30, 2009.

Dr. McClain has served as a director of the managing partner, ML Resources, Inc., since September 2000 and has chaired and served on the Audit, Governance, Nominating and Compensation Committees. Dr. McClain concludes more than five years of service as President of the University of Hawaii at the end of July 2009, after which he will be out of state on a professional improvement leave, returning to the faculty of the University’s Shidler College of Business in August 2010.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,169 acres of orchards on the island of Hawaii.

# # #